Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                       MONTHLY REPORT - January 2004
                                 -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (1,074,763.533 units) at December 31, 2003     $2,828,100,625
Additions of 41,406.907 units on January 31, 2004                 110,971,887
Redemptions of (5,369.675) units on January 31, 2004              (14,390,874)
Offering Costs                                                     (1,527,426)
Net Income (Loss) - January 2004                                   53,828,720
                                                               --------------

Net Asset Value (1,110,800.765 units) at January 31, 2004      $2,976,982,932
                                                               ==============

Net Asset Value per Unit at January 31, 2004                   $     2,680.03
                                                               ==============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                   $   33,522,654
    Change in unrealized                                          (21,840,129)

  Gains (losses) on forward and swap contracts:
    Realized                                                                0
    Change in unrealized                                           70,360,489
  Interest income                                                   2,156,554
                                                               --------------

                                                                   84,199,568
                                                               --------------

Expenses:
  Brokerage fee                                                    17,627,532
  Performance fee                                                  12,536,042
  Operating expenses                                                  207,274
                                                               --------------

                                                                   30,370,848
                                                               --------------

Net Income (Loss) - January 2004                               $   53,828,720
                                                               ==============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on January 31, 2004                     $   2,680.03

Net Asset Value per Unit on December 31, 2003                    $   2,631.37

Unit Value Monthly Gain (Loss) %                                        1.85 %

Fund 2004 calendar YTD Gain (Loss) %                                    1.85 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit




Dear Investor,

No Respite from Volatility in 2004

2004 began on the right note with most portfolios showing positive returns in January despite significant volatility throughout the month. This provided a timely reminder that managed futures investments must be viewed in the appropriate time perspective, which we believe is 3-5 years. While performance over shorter time periods can be volatile, as anyone tracking our daily returns in January would be aware, over longer periods the persistent low correlation of managed futures returns with the returns of other asset classes is compelling.

The weak US dollar continues to drive most global markets, including many that have no apparent or direct connection to the dollar, and in circumstances such as this, subtle shifts in perception can have a disproportionate impact on prices. The dollar traded lower throughout January which was profitable for our positions, but many of these gains reversed late in the month when markets reacted violently when the Federal Open Market Committee slightly restated its short-term interest rate bias.

The energy sector was profitable in January, and the interest rates sector was also slightly positive despite a reversal of earlier gains following the FOMC announcement.

While our strategies have performed well during recent periods of market volatility, we must not forget that reversals and draw-downs are also a necessary part of the normal performance cycle of a systematic, trend-following methodology. Despite strong recent performance we must be careful not to lose sight of this reality.

Sincerely,

Bruce Cleland
President & CEO